AGREEMENT  AND  PLAN  OF  MERGER
     OF
     2-INFINITY.COM,  INC.,  A  TEXAS  CORPORAITON
     AND
     AIRNEXUS,  INC.,  A  TEXAS  CORPORATION

     THIS AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2000 ("Merger Agreement") is entered into by and between AirNexus, Inc., a Texas corporation ("AirNexus"), and 2-Infinity.com, Inc., a Texas corporation ("2-Infinity"), which corporations are sometimes referred to herein as the "Constituent Corporations."

     R  E  C  I  T  A  L  S

     A. AirNexus is a corporation duly organized and existing under the laws of the State of Texas and has authorized capital of 50,000,000 shares of Class A Common Stock, par value $1.00 per share (the "AirNexus Common Stock"). As of January 27, 2000, 3,000 shares of AirNexus Common Stock were issued and outstanding, all of which were held by Lakota Technologies, Inc.

     B. 2-Infinity is a corporation duly organized and existing under the laws of the State of Texas and has authorized capital of 2,000 shares of Common Stock, par value $0.01 per share (the "2-Infinity Common Stock"). As of January 27, 2000, 2,000 shares of 2-Infinity Common Stock were issued and outstanding, all of which were held by Lakota Technologies, Inc.

     C. The Board of Directors of AirNexus has determined that it is advisable and in the best interests of AirNexus and its shareholders that AirNexus merge with and into 2-Infinity upon the terms and subject to the conditions of this Merger Agreement for the purpose of consolidating operations of the two companies.

     D. The respective Boards of Directors of AirNexus and 2-Infinity have adopted and approved the terms and conditions of this Merger Agreement.

     E. The parties intend by this Merger Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the parties hereto agree, subject to the terms and conditions set forth herein, as follows:

                                       I.
                                     MERGER

     1.1 Merger. In accordance with the provisions of this Merger Agreement and the Texas Business Corporation Act, AirNexus shall be merged with and into 2-Infinity (the "Merger"), the separate existence of AirNexus shall cease and 2-Infinity shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "2-Infinity.com, Inc."

     1.2 Filing and Effectiveness. The Merger shall become effective when the following actions have been completed:

     (a) All of the conditions precedent to the consummation of the Merger specified in this Merger Agreement and required under the Texas Business Corporation Act have been satisfied or duly waived by the party entitled to satisfaction thereof;

     (b) An executed Articles of Merger, Certificate of Merger, or an executed counterpart of this Merger Agreement meeting the requirements of the Texas Business Corporation Act has been filed with the Secretary of State of the State of Texas; and

     The date and time when the Merger shall become effective is herein called the "Effective Time of the Merger."

     1.3 Effect of the Merger. At the Effective Time of the Merger, the separate existence and corporate organization of AirNexus shall cease and 2-Infinity, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately before the Effective Time of the Merger, (ii) shall be subject to all actions previously taken by its and AirNexus's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of AirNexus,
(iv) shall continue to be subject to all of its debts, liabilities and obligations as constituted immediately before the Effective Time of the Merger and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of AirNexus in the same manner as if 2-Infinity had itself incurred them, all as more fully provided under the applicable provisions of the Texas Business Corporation Act.

                                     II.
                 CHARTER  DOCUMENTS,  DIRECTORS  AND  OFFICERS

     2.1 Certificate of Incorporation. The Certificate of Incorporation of 2-Infinity as in effect immediately before the Effective Time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law.

     2.2 Bylaws. The Bylaws of 2-Infinity as in effect immediately before the Effective Time of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended or repealed in accordance with the provisions thereof and applicable law.

     2.3 Officers and Directors. The persons who are officers and directors of 2-Infinity immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, be the officers and directors of the Surviving Corporation, without change until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation, Bylaws and applicable law.

                                     III.
                       MANNER  OF  CONVERSION  OF  STOCK

     3.1     AirNexus  Shares.

     (a) Upon the Effective Time of the Merger, each share of AirNexus Common Stock issued and outstanding immediately before the Effective Time of the Merger shall by virtue of the Merger and without any action by the Constituent Corporations, by the holder of such shares or by any other person, be cancelled.

     3.2 AirNexus Options, Warrants and Convertible Securities. At the Effective Time of the Merger, any stock option plans of AirNexus and all options, warrants and rights to purchase or acquire shares of AirNexus Common Stock, shall be cancelled.

     3.3     2-Infinity  Shares.

     (a) No shares of 2-Infinity Common Stock shall be issued, authorized, or reserved for issuance as a result of the Merger.

                                    IV.
                                  GENERAL

     4.1 Covenants of 2-Infinity. 2-Infinity covenants and agrees that it will, on or before the Effective Time of the Merger, take such actions as may be required by the Texas Business
Corporation  Act  in  order  to  effectuate  the  Merger.

     4.2 Further Assurances. From time to time, as and when required by 2-Infinity or by its successors or assigns, there shall be executed and delivered on behalf of AirNexus such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by 2-Infinity the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of AirNexus and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of 2-Infinity are fully authorized in the name and on behalf of AirNexus or otherwise to take all such actions and to execute and deliver all such deeds and other instruments.

     4.3 Deferral. Consummation of the Merger may be deferred by the Board of Directors of AirNexus for a reasonable period of time if the Board of Directors determines that deferral would be in the best interests of AirNexus and its shareholders.

     4.4 Amendment. The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Merger Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Merger Agreement by the shareholders of AirNexus and 2-Infinity, but not later than the Effective Time of the Merger; provided, however, that no such amendment, modification or supplement not approved by the shareholders of AirNexus and 2-Infinity shall adversely affect the rights of such shareholders or change any of the principal terms of this Merger Agreement.

     4.5 Abandonment. At any time before the Effective Time of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either AirNexus or of 2-Infinity, or of both, notwithstanding the approval of this Merger Agreement by the shareholders of AirNexus or 2-Infinity, or by both, if circumstances arise which make the Merger inadvisable. In the event of abandonment of this Merger Agreement, as above provided, this Merger Agreement shall become wholly void and of no effect, and no liability on the part of the Board of Directors or shareholders of AirNexus or 2-Infinity shall arise by virtue of such termination.

     4.6     Expenses.  If  the  Merger  becomes  effective,  the  Surviving
Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties.

     4.8 Registered Office. The registered office of the Surviving Corporation in the State of Texas is located at 905 Congress Avenue, Austin, TX 78701, and Business Filings Incorporated is the registered agent of the Surviving Corporation at such address.

     4.9 Agreement. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation and, upon request and without cost, a copy thereof will be furnished to any shareholder.

     4.10 Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Texas and, so far as applicable, the Merger provisions of the Texas Business Corporation Act.

     4.11 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, AirNexus and 2-Infinity have caused this Merger Agreement to be signed by their respective duly authorized officers.

2-Infinity.com,  Inc.                              AirNexus,  Inc.


/s/ Majed Jalali                                /s/ Patrick "Cody" Morgan
By:     Majed  Jalali                           By:     Patrick "Cody" Morgan
Its:     President                              Its:     President



ATTESTED:                                   ATTESTED:


/s/  Majed Jalali                           /s/  Candus Morgan

By:   Majed Jalali                          By:  Candus Morgan
Its:     Secretary                          Its:     Secretary